Exhibit 10.1

TARGET HOSPITALITY CORP.
2019 INCENTIVE COMPENSATION PLAN
EXECUTIVE RESTRICTED STOCK UNITS TERMINATION AGREEMENT
This Executive Restricted Stock Units Termination Agreement (this “Agreement”), dated effective as of the 5th day of August, 2020 (the “Effective Date”), is entered into by and between Target Hospitality Corp., a Delaware corporation (the “Company”), and James B. Archer (the “Participant”).
Recitals
WHEREAS, Section 5(b) of the Employment Agreement entered into between the Participant and Target Logistics Management, LLC, dated January 29, 2019 (the “Employment Agreement”), permits the Participant to receive Restricted Stock Units issued under the Target Hospitality Corp. 2019 Incentive Compensation Plan (the “Plan”) in lieu of some or all of the Participant’s Base Salary (as defined in the Employment Agreement);
WHEREAS, the Participant previously elected to have all of his Base Salary for the calendar year ending December 31, 2020 converted into an award of Restricted Stock Units (the “RSUs”), which RSUs are subject to a monthly vesting schedule during the period between January 1, 2020 and December 31, 2020, as provided in the Executive Restricted Stock Unit Agreement in Lieu of Salary (the “Award Agreement”);
WHEREAS, the Company and the Participant have agreed that (i) the Participant shall forfeit a portion of the currently unvested RSUs; and (ii) the Company shall recommence payment of eighty percent (80%) of the Participant’s Base Salary for the remaining portion of the calendar year ending December 31, 2020.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Participant hereby agree as follows:
1. Partial Cancellation of Restricted Stock Units.  The Participant’s right, title and interest in and to 15,307 of the RSUs (the “Cancelled RSUs”) is hereby cancelled and terminated, rendered null and void, and shall have no further force and effect as of the Effective Date.  The cancellation shall be applied on a pro-rata basis to the remaining unvested RSUs subject to the Award Agreement.  The Participant acknowledges and agrees that he and his estate, heirs, legatees, predecessors, successors, representatives, agents and assigns shall have no right whatsoever to receive shares of the Company’s common stock with respect to the Cancelled RSUs and further acknowledges on behalf of all such parties that the consideration provided in this Agreement shall be in full satisfaction of any and all rights the Participant may have with respect to the Cancelled RSUs.
2. Base Salary Payments.  The Participant shall be entitled to receive eighty percent (80%) of the Base Salary amount payable under Section 5.2(a) of the Employment Agreement for the period between August 1, 2020 and December 31, 2020.

3. Acknowledgement.  The Participant hereby acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment. By executing this Agreement, the Participant expressly represents that he has read this Agreement, understands its terms and has had an opportunity to seek legal counsel regarding this Agreement.
4. Representation. The Participant hereby represents that (i) he has ownership and good title to the Cancelled RSUs and has not transferred or attempted to transfer such Cancelled RSUs to any other party, (ii) the Participant has full power and authority to enter into and deliver this Agreement, (iii) the Participant has not assigned any rights under the Award or the Plan, and (iv) this Agreement is enforceable against the Participant in accordance with its terms.
5. Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
6. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal substantive laws of the State of New York, without giving effect to the principles of conflicts of law.
7. Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company and the Participant and, in the case of the Participant, shall also be binding upon the Participant’s successors and assigns and is not intended to confer upon any other Person any rights or remedies hereunder.
8. Other Agreements. This Agreement represents the final agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten agreements between the parties as to the subject matter hereof.
9. Amendment of Award Agreement.  Contemporaneously with the execution and delivery hereof, the Executive Restricted Stock Unit Agreement in Lieu of Salary between the Company and the Participant, dated January 2, 2020, is hereby amended by (i) revising the number of RSUs referenced in Section 1 of the Award Agreement to be “36,667,” and (ii) revising the number of Vested Units referenced for the period between September 1, 2020 and December 1, 2020 to be and to read “6,568” on the schedule in Section 3 of the Award Agreement.
10. Modification.  This Agreement may be modified only by a written agreement signed by both parties.

11. Multiple Counterparts. This Agreement may be executed in two counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.
TARGET HOSPITALITY CORP.

By: /s/ Heidi D. Lewis
Name:  Heidi D. Lewis
Title:  Executive Vice President, General Counsel & Secretary

PARTICIPANT

/s/ James B. Archer

James B. Archer

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